UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2012, the Board of Directors of Bioanalytical Systems, Inc. (the "Company") approved certain changes to the Company's senior management. Jacqueline M. Lemke will join the company as Chief Financial Officer (CFO) and Vice President of Finance, effective April 9, 2012. Ms. Lemke succeeds Michael R. Cox, whose amended employment agreement expired on March 31, 2012. In connection with Mr. Cox's departure from the Company, the Board of Directors approved a severance payment to Mr. Cox of $165,000, his yearly salary, payable in twenty four equal semi-monthly installments commencing April 1, 2012, as well as his accrued, but unused vacation time. Mr. Cox will also remain an eligible participant in the Company’s sponsored medical plan through March 31, 2013.

Prior to joining BASi, Ms. Lemke, 49, was Vice President of Finance and Global CFO of Remy, Inc. from 2007 – 2010 where she built a 44-person global finance team and created a financial system to support rapid decision making and clear lines of management accountability. From 2004 - 2005, she served as Vice President of Finance, Global CFO Connected Home Solutions at Motorola, Inc., and, prior to that, was Strategic Planning Director, Global Invista division at DuPont. Ms. Lemke is a Certified Public Accountant (CPA) and began her career as a tax consultant at Deloitte & Touche. She earned her bachelor’s degree in finance and accounting from Drexel University and her master’s degree in management from Northwestern University.

Effective April 9, 2012, the Company and Ms. Lemke entered into an Employment Agreement (the "Employment Agreement"). The initial term of the Employment Agreement expires on February 28, 2015; provided that, the term is automatically renewed for successive one year terms unless either Ms. Lemke or the Company gives the other party written notice of its intent to terminate at least ninety days (90) before the end of the initial term. The Employment Agreement provides that (a) Ms. Lemke’s base salary will be $17,683.33 per month, and (b) she will receive an annual cash bonus equal to two percent (2%) of the consolidated earnings before interest expense, income tax expense, depreciation expense and amortization expense of the Company for the year ("EBITDA Bonus"). Ms. Lemke is also eligible for a standard relocation package during the first year of employment. Further, Ms. Lemke is also eligible to participate in all employee benefit plans which are generally made available to employees of the Company, subject to the eligibility, qualification, waiting period and other terms and conditions of such plans as they shall be in effect from time to time unless listed herein as exceptions from those terms and conditions.

According to the Employment Agreement, if Ms. Lemke’s employment is terminated without Cause (as defined in the Employment Agreement) or she resigns for "Good Reason" (as defined in the Employment Agreement), then the Company shall (a) pay Ms. Lemke (i) her current salary through the termination date or resignation date; (ii) all vacation accrued as of the date of resignation or termination, and (iii) all bonuses earned but not paid as of the date of termination or resignation; and (b) pay Ms. Lemke as compensation for loss of office twelve (12) months base salary at her then current salary. If Ms. Lemke is terminated for Cause or resigns without Good Reason, the Company will pay Ms. Lemke (x) her earned but unpaid then-current base salary through the date of termination or resignation (y) all vacation accrued as of the date of termination or resignation and (z) all bonuses earned but not paid as of the date of termination or resignation.

In connection with her employment with BASi, BASi granted Ms. Lemke an option to purchase 125,000 shares of common stock in accordance with NASDAQ Listing Rule 5635(c)(4).  The grant, which is outside the BASi 2008 Director and Employee Stock Option Plan, was approved by the Compensation Committee of the Board of Directors as an inducement material to Ms. Lemke entering into employment with BASi and will be effective on April 9, 2012.  The options vest in equal installments on March 31, 2013 and March 31, 2014, subject to Ms. Lemke's continued employment with BASi, expire on the tenth anniversary of the effective date of the grant and are exercisable at a price equal to the closing price on April 6, 2012.

In the event Ms. Lemke’s employment terminates within one year following a "Change in Control" of the Company, as defined in the Employment Agreement, Ms. Lemke would be entitled to receive her base salary for the 12 months prior to termination payable semi-monthly for at least one year. Ms. Lemke would also be eligible for any special bonus program instituted by the Company during the transition period leading up to or following the Change in Control.

On April 5, 2012, the Company issued a press release announcing Ms. Lemke’s hiring. The full text of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

 Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits:

10.1	Employment Agreement between Jacqueline M. Lemke and Bioanalytical Systems Inc., effective April 9, 2012

10.2	Severance Agreement between Michael R. Cox and Bioanalytical Systems Inc., dated March 30, 2012.

99.1	Bioanalytical Systems, Inc. press release, issued April 5, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: April 5, 2012	By:	/s/ Lina L. Reeves-Kerner
Lina L. Reeves-Kerner Senior Vice President, Human Resources

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Jacqueline M. Lemke and Bioanalytical Systems Inc., effective April 9, 2012

10.2	Severance Agreement between Michael R. Cox and Bioanalytical Systems Inc., dated March 30, 2012.

99.1	Bioanalytical Systems, Inc. press release, issued April 5, 2012.

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